Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference our report dated April 30, 2026 in the Registration Statement on Form F-3, relating to the audit of the consolidated balance sheets of Neo-Concept International Group Holdings Limited (“the Company”) as of December 31, 2024 and 2025, and the related consolidated statements of income and comprehensive income, changes in shareholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”).

San Mateo, California	WWC, P.C.
July 23, 2026	Certified Public Accountants
PCAOB ID No.1171